CENTEX CORPORATION
2728 North Harwood St.
Dallas, Texas 75201

January 21, 2004

Dear Stockholder:

     We are pleased to advise you that the proposed distribution (the “Distribution”) by Centex Corporation (“Centex”) of its entire equity interest in Centex Construction Products, Inc. (“CXP”) to the stockholders of Centex is expected to be completed on or about January 30, 2004.

     On July 21, 2003, we announced that Centex and CXP had entered into agreements providing for the Distribution and related transactions. These agreements provide that, subject to approval by the stockholders of CXP and other conditions, CXP will effect a reclassification (the “Reclassification”) of its common stock so that it consists of shares of Common Stock, par value $.01 per share (“CXP Existing Common Stock”), and Class B Common Stock, par value $.01 per share (“CXP Class B Common Stock”). The Reclassification was approved by the stockholders of CXP at a special meeting held on January 8, 2004 and is expected to be completed immediately prior to the Distribution.

     We believe that the Distribution is in the best interests of Centex and its stockholders because, among other things, it will eliminate competition for capital between the business of CXP and the other businesses of Centex and will allow management of each company to focus on the opportunities and challenges specific to its business.

     In connection with the Distribution, you should be aware of the following important information:

The Distribution

     If you were a holder of shares of Common Stock, par value $.25 per share (“Centex Common Stock”), of Centex as of the close of business on January 14, 2004 (the “Record Date”), you will receive approximately .044322 shares of CXP Existing Common Stock and approximately .149019 shares of CXP Class B Common Stock in the Distribution for each share of Centex Common Stock you owned on the Record Date. For example, if you own 100 shares of Centex stock on the Record Date, you will receive 4 shares of CXP Existing Common Stock, 14 shares of CXP Class B Common Stock, and cash in lieu of fractional shares (as described below). You are not required to pay cash or any other consideration for the shares of CXP Existing Common Stock and CXP Class B Common Stock (collectively, “CXP Common Stock”) that you will receive in the Distribution. As described below, no federal income tax will be due on the shares you receive. You will continue to own the shares of Centex Common Stock held by you, and the Distribution will not change the number of, or rights associated with, such shares.

     The terms and conditions of the Distribution are set forth in an Amended and Restated Distribution Agreement, dated as of November 4, 2003 (the “Distribution Agreement”), between Centex and CXP. Under the terms of the Distribution Agreement, in the event that all of the conditions to the Distribution are satisfied or waived, the Distribution will be completed on or about January 30, 2004. At this time, most of the material conditions to the Distribution have been satisfied, including (i) approval of the Reclassification by the stockholders of CXP and (ii) receipt of the Tax Ruling (as defined below) from the Internal Revenue Service (“IRS”). We encourage you to review the Distribution Agreement in its entirety. A copy of the Distribution Agreement is included in a report filed by Centex with the Securities and Exchange Commission (the “SEC”) on November 5, 2003.

     We have appointed Mellon Investor Services L.L.C. to act as our distribution agent (the “Distribution Agent”) in connection with the Distribution. On January 30, 2004, the Distribution Agent will cause the shares of CXP Common Stock to which you are entitled to be registered in your name. You will receive your shares of CXP Common Stock by book-entry transfer or, if you request, through delivery of stock certificates representing such shares from the Distribution Agent.

     After the Distribution, CXP Existing Common Stock will be listed and traded on the New York Stock Exchange under the symbol “EXP” and CXP Class B Common Stock will be listed and traded on the New York Stock Exchange under the symbol “EXP.B.”

     No fractional shares of CXP Common Stock will be distributed in the Distribution. Instead, the Distribution Agent will (i) aggregate all fractional shares of CXP Common Stock that would otherwise be distributed, (ii) sell such fractional shares in an orderly manner after the date of the Distribution in the open market and (iii) distribute the pro-rata portion of the net proceeds from such sales to each stockholder of Centex who would otherwise have received a fractional share. We currently estimate that it will take approximately one week after the Distribution for the Distribution Agent to effect these sales and mail checks for fractional share payments to our stockholders. No interest will accrue on the amount of any payment made in lieu of the distribution of a fractional share.

     If you have any questions regarding the method of effecting the Distribution, you should contact the Distribution Agent at the following address:

Mellon Investor Services L.L.C. 85 Challenger Road Ridgefield Park, New Jersey 07660 Tel.: (800) 635-9270

     You should not send to Centex or the Distribution Agent any certificates representing shares of Centex Common Stock owned by you. After the Distribution, your certificates representing shares of Centex Common Stock will continue to represent the same number of shares of Centex Common Stock as is currently shown on the face of each such certificate.

Certain Risks

     The Distribution and ownership of shares of CXP Common Stock after the Distribution involve a number of risks and uncertainties. You should carefully consider these risks and uncertainties in making any investment decision with respect to the shares of CXP Common Stock that you receive in the Distribution. These risks and uncertainties include a number of risks related to the business and operations of CXP, such as those arising from:

•	levels of construction spending in major markets;

•	the supply/demand structure of cement and wallboard industries;

•	significant changes in the cost of fuel, energy and other raw materials;

•	availability of raw materials;

•	the cyclical nature of our business;

•	national and regional economic conditions;

•	interest rate fluctuations;

•	the seasonality of our operations;

•	unfavorable weather conditions, especially during peak construction periods;

•	changes in and implementation of environmental and other governmental regulations;

•	announced increases in capacity in the gypsum wallboard and cement industries;

•	our ability to successfully identify, complete and efficiently integrate acquisitions;

•	our ability to successfully penetrate new markets;

•	international events that may disrupt the world economy;

•	unexpected operational difficulties; and

•	competition from new or existing competitors.

For additional information regarding these risks, please refer to the reports, statements and other documents filed by CXP from time to time with the SEC, including the Annual Report on Form 10-K/A filed by CXP on November 20, 2003.

     The Distribution also involves certain other risks to Centex and its stockholders, including the following:

•	There can be no assurance that the combined market value of CXP Common Stock and Centex Common Stock after the Distribution will equal or exceed the market value of Centex Common Stock prior to the Distribution.

•	If the tax-free nature of the Distribution were successfully challenged by the IRS, both Centex and each holder of Centex Common Stock who received shares of CXP Common Stock in the

Distribution could become subject to certain significant tax liabilities. See “Tax Consequences of the Reclassification and the Distribution” below.

•	Substantial sales of CXP Common Stock after the Distribution could depress the market price of such shares, and we believe that substantial sales are likely to occur for various reasons, including the fact that the business profile or market capitalization of CXP, as a company independent of Centex, may not fit the investment objectives of some Centex stockholders.

•	The Distribution will result in a significant reduction in the stockholders’ equity of Centex. See “Certain Accounting Matters” below.

•	As a result of the Reclassification, the shares of CXP Existing Common Stock included in the Distribution will only be entitled to vote for one of the seven members of the CXP board of directors. The reduced voting rights of shares of CXP Existing Common Stock could have an adverse effect on the market value of these shares.

•	Prior to the Distribution, CXP will pay a special cash dividend in the amount of approximately $113 million to its stockholders, including Centex. Centex will retain its portion of this special cash dividend and does not intend to distribute the proceeds to its stockholders. Furthermore, in order to fund payment of the special cash dividend, CXP will incur approximately $90 million of debt under its bank credit facility, which will have a negative impact on its earnings and cash flow for as long as this debt is outstanding. However, even after the incurrence of this debt, CXP will still have a debt-to-capitalization ratio below that of most of its peers.

Certain Accounting Matters

     As a result of the Distribution, the stockholders’ equity of Centex will decrease by an amount equal to the net book value of our ownership interest in CXP, which will be removed from the balance sheet of Centex. As a result, Centex’s debt-to-capitalization ratio is expected to increase by approximately 300 basis points (assuming a 41% debt-to-capitalization ratio before the Distribution, such ratio would increase to 44% after the Distribution).

Tax Consequences of the Reclassification and the Distribution

     Centex has received a ruling (the “Tax Ruling”) from the IRS confirming that, for U.S. federal income tax purposes, (i) the Reclassification will be tax-free to Centex and CXP and (ii) the Distribution will be tax-free to Centex and its stockholders. This means that the Distribution will be tax-free to our stockholders, except to the extent that cash is received in lieu of fractional shares, and that Centex will generally not recognize income, gain or loss for federal income tax purposes as a result of the Reclassification or the Distribution.

     To determine a stockholder’s tax basis in CXP Common Stock, a Centex stockholder will have to apportion the stockholder’s tax basis in its shares of Centex Common Stock between its shares of Centex Common Stock and its shares of CXP Common Stock based on their relative fair market values on the date of the Distribution. Stockholders should consult their tax advisors regarding the application of the tax basis calculation to their particular circumstances and holdings. The holding period for shares of CXP Common Stock received by a Centex stockholder in the Distribution will include the period during which the stockholder has held its shares of Centex Common Stock in respect of which the shares of CXP Common Stock were distributed, provided that the shares of Centex Common Stock are held as capital assets.

     As noted above, stockholders of Centex will not receive fractional shares of CXP Common Stock in the Distribution. A stockholder who receives cash instead of a fractional share of CXP Common Stock will generally recognize capital gain or loss based on the difference between the amount of cash received in lieu of a fractional share and the stockholder’s tax basis in such fractional share. Such gain or loss will be long-term capital gain or loss if the fractional share is a capital asset held for more than one year.

     Following the date of the Distribution, Centex will provide stockholders with a statement (the “Tax Information Statement”) that describes the Distribution and its tax-free treatment pursuant to Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”). Pursuant to regulations adopted under the Code, stockholders must attach this statement to their U.S. federal income tax returns for the tax year in which the Distribution occurs.

     The tax consequences of the Reclassification and the Distribution described above are based on the Tax Ruling. Although we are not aware of any facts or circumstances that would cause the Tax Ruling to be invalid, if any representations or factual recitations made to the IRS in order to obtain the Tax Ruling were to be materially incorrect, and the IRS were to challenge the tax-free nature of the Distribution, it is possible that the Distribution could be held to be a distribution taxable as a dividend to the stockholders of Centex. If the Distribution were held to be a taxable distribution (i) Centex would be subject to tax to the extent that the fair market value of the CXP Common Stock exceeds our adjusted tax basis in the CXP Common Stock at the time of the Distribution, and (ii) each holder of Centex Common Stock who received shares of CXP Common Stock in the Distribution would generally be treated as having received a taxable dividend in an amount equal to the fair market value of the CXP Common Stock received in the Distribution.

     The discussion above does not address all federal income tax considerations that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules, including, but not limited to, (i) financial institutions, (ii) tax-exempt organizations, (iii) insurance companies, (iv) dealers in securities or foreign currencies, (v) foreign holders, (vi) persons who hold such shares as a hedge against currency risk, or as part of a constructive sale or conversion transaction or (vii) holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation. In addition to the Tax Information Statement described above to be provided by Centex, each stockholder is urged to consult the stockholder’s own tax adviser to determine the tax consequences to the holder of the Reclassification and the Distribution in light of the holder’s particular circumstances, including the applicability and effect of federal, state, local and foreign income and other tax laws and possible changes in those tax laws (which may have retroactive effect).

General

     We are providing this letter to our stockholders in order to ensure that they have received adequate information regarding the Distribution. The information in this letter is not intended to be complete and does not contain all information that you should consider in connection with the Distribution or your investment in CXP. Additional information regarding the Distribution can be found in the reports and statements filed by Centex and CXP with the SEC under the

Exchange Act in connection with the Reclassification and the Distribution, including the final proxy statement filed by CXP with the SEC on December 1, 2003. Additional information regarding CXP can be found in the reports and statements filed by Centex and CXP with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. All such reports can be inspected and copied at the public reference rooms maintained by the SEC or obtained on the website maintained by the SEC (http://www.sec.gov) to make available electronic filings made by registrants.

Very truly yours,

Laurence E. Hirsch Chairman and Chief Executive Officer